                                                                    EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT



                                  by and among


                               CLARK/BARDES, INC.

                                      and

                          CLARK/BARDES HOLDINGS, INC.

                                      and


                  PHYNQUE, INC., d/b/a MANAGEMENT COMPENSATION
             GROUP/HEALTHCARE and the undersigned SHAREHOLDERS of
                                 PHYNQUE, INC.





                                 April 5, 1999

                               TABLE OF CONTENTS


ARTICLE 1

         PURCHASE AND SALE OF ASSETS..............................................................................1
         1.1      Purchased Assets................................................................................1
         1.2      Excluded Assets.................................................................................4
         1.3      Assumption of Liabilities.......................................................................4
         1.4      Excluded Liabilities............................................................................5

ARTICLE 2

         CONSIDERATION FOR THE PURCHASED ASSETS...................................................................5
         2.1      Purchase Price..................................................................................5
         2.2      Purchase Price Adjustment.......................................................................6
         2.3      Procedures for Final Determination of Net Liability Amount......................................6
         2.4      Net Liability Amount Definition.................................................................7
         2.5      Holdings Stock Restrictions.....................................................................7

ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS................................................8
         3.1      Organization and Power..........................................................................8
         3.2      Subsidiaries....................................................................................8
         3.3      Authorization; No Breach........................................................................8
         3.4      Financial Statements............................................................................9
         3.5      Absence of Undisclosed Liabilities..............................................................9
         3.6      No Material Adverse Changes.....................................................................9
         3.7      Absence of Certain Developments................................................................10
         3.8      Title and Condition of Properties..............................................................11
         3.9      Tax Matters....................................................................................12
         3.10     Contracts and Commitments......................................................................14
         3.11     Proprietary Rights.............................................................................15
         3.12     Litigation; Proceedings........................................................................16
         3.13     Brokerage......................................................................................16
         3.14     Governmental Consent, etc......................................................................16
         3.15     Employees......................................................................................17
         3.16     Employee Benefit Plans.........................................................................17
         3.17     Insurance......................................................................................19
         3.18     Affiliated Transactions........................................................................19

         3.19     Compliance with Laws; Permits; Certain Operations..............................................19
         3.20     Environmental Health and Safety................................................................20
         3.21     Product and Warranty Claims; Warranties........................................................21
         3.22     Disclosure.....................................................................................22
         3.23     Year 2000 Problem..............................................................................22
         3.24     Customers......................................................................................22
         3.25     Closing Date...................................................................................22

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF PURCHASERS............................................................22
         4.1      Corporate Organization and Power...............................................................22
         4.2      Authorization..................................................................................22
         4.3      No Violation...................................................................................23
         4.4      Litigation.....................................................................................23
         4.5      Issuance of Holdings Stock.....................................................................23
         4.6      Consents.......................................................................................23
         4.7      Taxes..........................................................................................23
         4.8      Closing Date...................................................................................23

ARTICLE 5

         COVENANTS PRIOR TO CLOSING..............................................................................24
         5.1      Affirmative Covenants..........................................................................24
         5.2      Negative Covenants.............................................................................25

ARTICLE 6

         CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE...........................................................25
         6.1      Conditions to Purchasers' Obligation...........................................................25

ARTICLE 7

         CONDITIONS TO SELLER'S OBLIGATION TO CLOSE..............................................................28
         7.1      Conditions to the Seller's Obligations.........................................................28

ARTICLE 8

         CLOSING TRANSACTIONS....................................................................................29
         8.1      The Closing....................................................................................29
         8.2      Action to Be Taken at the Closing..............................................................29
         8.3      Closing Documents..............................................................................29
         8.4      Possession.....................................................................................31
         8.5      Nonassignable Contracts........................................................................31

ARTICLE 9

         INDEMNIFICATION.........................................................................................32
         9.1      Indemnification by Seller and Shareholders.....................................................32
         9.2      Indemnification by Purchasers..................................................................33
         9.3      Method of Asserting Claims.....................................................................33
         9.4      Escrow Amount..................................................................................34

ARTICLE 10

         TERMINATION.............................................................................................34
         10.1     Termination....................................................................................34
         10.2     Effect of Termination..........................................................................35
         10.3     Effect of Closing..............................................................................35

ARTICLE 11

         ADDITIONAL AGREEMENTS...................................................................................35
         11.1     Survival.......................................................................................35
         11.2     Mutual Assistance..............................................................................35
         11.3     Press Release and Announcements................................................................35
         11.4     Expenses.......................................................................................35
         11.5     Further Transfers..............................................................................36
         11.6     Transition Assistance..........................................................................36
         11.7     Confidentiality................................................................................36
         11.8     Non-Compete; Non-Solicitation..................................................................36
         11.9     Specific Performance...........................................................................37
         11.10    Remittances....................................................................................37
         11.11    Best Efforts To Consummate Closing Transactions................................................37
         11.12    Employees and Agents of Seller.................................................................37

ARTICLE 12

         MISCELLANEOUS...........................................................................................39
         12.1     Amendment and Waiver...........................................................................39
         12.2     Notices........................................................................................39
         12.3     Assignment.....................................................................................41
         12.4     Severability...................................................................................41
         12.5     No Third Party Beneficiaries...................................................................41
         12.6     No Strict Construction.........................................................................41
         12.7     Captions.......................................................................................41
         12.8     Complete Agreement.............................................................................41
         12.9     Counterparts...................................................................................41
         12.10    Governing Law..................................................................................42
         12.11    Remedies Cumulative............................................................................42

                                    EXHIBITS

Exhibit A             --        Form of Escrow Agreement
Exhibit B             --        Form of Promissory Note
Exhibit C             --        Allocation of Purchase Price
Exhibit D             --        Form of Investment Agreement
Exhibit E             --        Opinion of Seller's Counsel
Exhibit F             --        Form of Lease Assignment (together with
                                Landlord's consent) and Estoppel Certificate
Exhibit G (1-9)       --        Form of Employment Agreements
Exhibit H             --        Purchased Artwork
Exhibit I (1-9)       --        Distribution to Shareholders
Exhibit J             --        Opinion of Purchasers' Counsel
Exhibit K             --        Officer's Certificate of Seller
Exhibit L             --        Officer's Certificate of Purchasers
Exhibit M             --        Contingency Rollback Agreement
Exhibit N             --        Seller's March 31, 1999 Balance Sheet

                              DISCLOSURE SCHEDULES

Schedule 1.1(b)          --     Accounts Receivable Schedule
Schedule 1.1(e)          --     Real Estate Schedule
Schedule 1.1(f)          --     Tangible Property Schedule
Schedule 1.1(g)          --     Assumed Insurance Schedule
Schedule 1.1(h)          --     Intellectual Property Schedule
Schedule 1.1(l)          --     Customer List Schedule
Schedule 1.3(c)          --     Vendor Order Schedule
Schedule 1.3(d)          --     Employee Accrued Liability Schedule
Schedule 1.3(f)          --     Other Assumed Liabilities
Schedule 3.1             --     Qualifications Schedule
Schedule 3.5             --     Other Liabilities Schedule
Schedule 3.7             --     Developments Schedule
Schedule 3.8(b)          --     Leases Schedule
Schedule 3.9             --     Tax Matters Schedule
Schedule 3.10(a)         --     Contracts Schedule
Schedule 3.10(d)         --     Customer Contracts Schedule
Schedule 3.11            --     Proprietary Rights Schedule
Schedule 3.12            --     Litigation Schedule
Schedule 3.14            --     Consents Schedule
Schedule 3.15            --     Employees Breach Schedule
Schedule 3.16            --     Employee Benefits Schedule
Schedule 3.17            --     Insurance Schedule
Schedule 3.18            --     Affiliated Transactions Schedule
Schedule 3.19(a)         --     Compliance Schedule
Schedule 3.19(b)         --     Permits Schedule
Schedule 3.21            --     Claims Schedule
Schedule 3.24            --     Customers Schedule

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT made as of April 5, 1999 (this "Agreement") by and among CLARK/BARDES, INC., a Delaware corporation ("CBI"), CLARK/BARDES HOLDINGS, INC., a Delaware corporation ("Holdings") (CBI and Holdings shall be individually referred to as "Purchaser" and collectively referred to as the "Purchasers"), PHYNQUE, INC., d/b/a MANAGEMENT COMPENSATION GROUP/HEALTHCARE, a Minnesota corporation ("Seller"), and the undersigned shareholders of the Seller (individually, a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H

         WHEREAS, the Seller is engaged in the business of (i) advising and consulting with large health care organizations regarding compensation and benefit plans for executives, (ii) designing programs for physician groups, and
(iii) marketing life insurance policies, and related compensation, salary and benefit plans (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchasers desire to acquire from Seller and Seller desires to sell to Purchasers, substantially all of the assets, properties and Business of the Seller as a going concern.

         NOW, THEREFORE, the parties agree as follows:


                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 8.1), Purchasers shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchasers, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, of Seller as of the Closing Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 hereof):

              (a) cash, cash equivalents and marketable securities, including but not limited to, those certain accounts at Resource Bank Trust (Payroll Account number 6013080 and Checking Account number 6013072) and Norwest Bank (Account number 000-7038722);

              (b) all accounts and notes receivable (whether current or noncurrent), a list, description and aging of which as of the date hereof is set forth on Schedule 1.1(b);

              (c) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums), deferred charges, advance payments and security deposits as of the Closing Date;

              (d) any and all office and other inventory and supplies located at Seller's facilities, in transit to or from Seller's facilities or which otherwise relate to the Business (the "Inventory");

              (e) all interests in real estate (including, without limitation, land, buildings, improvements to the extent that the landlord agrees to assign that certain Amended and Restated Lease Agreement dated April, 1994 between Seller and T.H.S. Northstar Associates Limited Partnership, a Minnesota limited partnership (as amended, the "Lease Agreement") to Purchasers, whether owned in fee, leased or otherwise, including but not limited to, the interests listed on
Schedule 1.1(e) (collectively, the "Phynque Real Estate") and all licenses, permits, approvals and qualifications relating to the Phynque Real Estate;

              (f) any and all interests in office and other machinery and equipment, fixtures, fittings, furniture, office furnishings, artwork, automobiles and other vehicles, tools, fixtures, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as set forth on Schedule 1.1(f);

              (g) all insurance, insurance reserves and deposits (including, without limitation, reserves and deposits relating to workmen's compensation), including, without limitation, such items as set forth on Schedule 1.1(g);

              (h) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the name "Phynque, Inc." and all variations and permutations thereof, and all rights related thereto) and all rights, all publishing and distribution rights, and all associated goodwill; all patents, inventions, shop rights, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; all interests in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.1(h);

              (i) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date related to the Business;

              (j) all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, broker/dealer agreements, employee benefit plans, trusts and other arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and Customer Contracts Schedule (as defined in Section 3.10 hereto);

              (k) the right to receive all mail and other communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that CBI agrees to forward, if necessary, any mail or communications received by CBI that is of a personal nature to the applicable officer or employee of Seller promptly after CBI's receipt thereof;

              (l) all lists, records and files, if any, pertaining to customers, including past, present and prospective customers solicited over the past five (5) years, as referenced in Schedule 1.1(l);

              (m) all lists and records pertaining to suppliers, distributors, personnel, customers and agents and all other books, ledgers, files, documents, correspondence, business analysis, illustrations, proposals, reports and records of every kind and nature;

              (n) all business and marketing plans and proposals and pricing and cost information;

              (o) all computer software and systems, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

              (p) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

              (q) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

              (r) all goodwill as a going concern and all other intangible property;

              (s) all other property not referred to above which is either represented on Seller's Latest Balance Sheet (as defined in Section 2.4) or acquired by Seller thereafter (except for Excluded Assets and such property which has been sold or otherwise disposed of in the ordinary course of business) related to the Business.

For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchasers or shall be obligated to convey to Purchasers under this Agreement.

         1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased
Assets:

              (a) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Minnesota and other states in which the Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof;

              (b) any cash payments to be received by the Shareholders under the Incentive Compensation Plan Agreement with M Financial Holdings Incorporated; and

              (c) the name "Management Compensation Group/Healthcare.

         1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchasers shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

              (a) Seller's obligations and liabilities with respect to the (i) Equitable Life Assurance Society of the United States pursuant to Amended and Restated Loan Fund Promissory Note and Security Agreement in an amount not to exceed $2,520,000 (the "Equitable Agreement") and (ii) Paul Revere Corporation pursuant to that certain letter from Paul Revere Corporation dated December 21, 1995, to Mike Welsh, in an amount not to exceed $993,000 (the "Revere Agreement"), in each case, accrued as of the Closing Date, but not including any obligations or liability for any breach occurring with respect thereto prior to the Closing Date;

              (b) Seller's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) for any activity following the Closing Date, but not including any obligation or liability accruing with respect thereto on or prior to the Closing Date;

              (c) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services entered into in the ordinary course of business (i) specifically set forth in the "Vendor Order Schedule" (Schedule 1.3(c)), or (ii) as to which the supplies, equipment or services subject thereto have not been received by the Seller prior to the Closing Date (collectively, the "Vendor Orders"), but not including any obligation or liability for any breach occurring with respect thereto prior to the Closing Date;

              (d) accrued payroll, vacation and other benefits of employees of the Seller generated in the ordinary course of business to the extent specifically set forth on "Employee Accrued Liability Schedule" (Schedule 1.3(d)), but not including any obligation or liability for any breach occurring, or payment due, with respect thereto, prior to the Closing Date;

              (e) obligations of continued performance under the Assumed Benefit Plans (as defined in Section 11.12(b)), to the extent expressly set forth in Section 11.12(b); and

              (f) other liabilities incurred in the ordinary course of business and to the extent specifically set forth on the "Other Assumed Liabilities Schedule" (Schedule 1.3(f)), but not including any obligation or liability for any breach occurring, or payment due, with respect thereto, prior to the Closing Date.

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchasers shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Seller (the "Excluded Liabilities").

                                   ARTICLE 2

                     CONSIDERATION FOR THE PURCHASED ASSETS

         2.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Thirty-Six Million Six Hundred Ninety-Five Thousand Eight Hundred Eighty-Five Dollars ($36,695,885), as adjusted pursuant to Section 2.2 hereof and pursuant to the Contingency Rollback Agreement (the "Purchase Price"), of which $4,900,000 shall be for the Seller's accounts receivable and $31,795,885 shall be for all other Purchased Assets. The Purchase Price shall be payable to Seller on the Closing Date as follows:

              (a) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to Fifteen Million Two Hundred Seventy-Seven Thousand Three Hundred Ninety-Three Dollars ($15,277,393), as adjusted pursuant to Section 2.2 hereof;

              (b) by wire transfer of immediately available funds to that certain Escrow Account to be established pursuant to that certain Escrow Agreement in the form of Exhibit A hereto, with such changes therein as the Escrow Agent thereunder designated by Purchasers may request (the "Escrow Agreement") in an amount equal to Five Hundred Thousand Dollars ($500,000);

              (c) by a promissory note to be issued by Purchasers to Seller, substantially in the form attached hereto as Exhibit B (the "Promissory Note"), in the principal amount of Eight Million Seven Hundred Twenty-Four Thousand Three Hundred Twenty-Eight Dollars ($8,724,328), with Ten Percent (10%) per annum interest, payable in thirty-two (32) consecutive quarterly installments of principal and interest in the amount of Four Hundred Thirty Thousand Dollars ($430,000) commencing April 5, 2000; provided, that the payments under the Promissory Note shall be subject to reduction pursuant to the Contingency Rollback Agreement;

              (d) by the issuance of Holdings common stock to the Seller or its assignees in a number of shares equal to the quotient obtained by dividing (i) Five Million Five Hundred Forty-Eight

Thousand One Hundred Sixty-Four Dollars ($5,548,164) by (ii) the Value Price (as hereinafter defined). For purposes of this Agreement, the "Value Price" means $17 per share, unless the average of the daily closing market price of Holdings common stock as quoted on the NASDAQ national market for each day on which such quotes are available from January 19, 1999 through the business day immediately prior to the Closing Date (the "Guide Price"), is more than $21 per share or less than $13 per share. In the event the Guide Price is greater than $21 per share, the Value Price will be an amount equal to the sum of (x) $17 per share plus (y) the excess of the Guide Price over $21 per share. For example, if the Guide Price is $24 per share, the Value Price for determining the number of shares to be issued to Seller would be $20 per share [$17+($24-$21)=$20]. In the event that the Guide Price is less than $13 per share, the Value Price will be an amount equal to the difference of (a) $17 per share minus (b) the excess of $13 per share over the Guide Price. For example, if the Guide Price is $12 per share, the Value Price for determining the number of share to be issued to Seller would be $16 per share [$17-($13-$12)=$16]; and

              (e) by assuming certain Assumed Liabilities.

         The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit C attached hereto as they relate to the items on Seller's March 31, 1999 balance sheet, a copy of which is attached hereto as Exhibit N, and valued at book value. The parties agree that the allocation set forth in Exhibit C shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.

         2.2 Purchase Price Adjustment. Within three (3) days prior to the Closing Date, Seller shall notify Purchasers in writing of its good faith estimate of the Net Liability Amount (as defined in Section 2.4 below) as of the Closing Date determined in accordance with Section 2.4 below (the "Estimated Net Liability Amount"). If the Estimated Net Liability Amount exceeds One Million Nine Hundred Ninety-Two Thousand Dollars ($1,992,000), the Purchase Price to be paid in cash to Seller or its assigns shall be decreased by the amount of such excess.

         Upon the final determination of the Net Liability Amount pursuant to
Section 2.3 below, Purchasers, Seller and the Shareholders shall recompute the Purchase Price based upon the Net Liability Amount as finally determined, and within three (3) business days after such final determination, Seller and/or Shareholders shall pay Purchasers any amount due Purchasers by wire transfer of immediately available funds.

         2.3 Procedures for Final Determination of Net Liability Amount. Within 100 days after the Closing Date, Purchasers shall prepare and deliver to Seller at Purchasers' expense a balance sheet for Seller as of the opening of business on the Closing Date, together with a statement setting forth Purchasers' determination of the Net Liability Amount. Within thirty (30) days after receipt of such items, Seller shall deliver to Purchasers a detailed written statement describing its objections, if any, to such balance sheet and determination of the Net Liability Amount. If Seller does not raise any objections within the thirty (30) day period, the audited balance sheet and Purchasers' determination of the Net Liability Amount shall become final and binding upon all parties. Upon request by Seller at any time after receipt of the aforementioned balance sheet and statement, Purchasers shall make available to Seller and its accountants and other representatives the work papers used in preparing the balance sheet and in determining Purchasers' calculation of the Net Liability Amount and such other documents as Seller may reasonably request in connection with its review of the Net Liability Amount. If Seller does raise any objections, Purchasers and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller shall have submitted its objections to Purchasers, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchasers and Seller. If Purchasers and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty (30) day period, a "big-five" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Purchasers and Seller. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchasers and one-half by Seller. The final balance sheet prepared in accordance with this Section 2.3 and Section 2.4 below and the related statement setting forth the final determination of the Net Liability Amount are referred to as the "Closing Balance Sheet."

         2.4 Net Liability Amount Definition. For purposes hereof, "Net Liability Amount" shall be determined as of the opening of business on the Closing Date and shall be an amount equal to the excess of (x) Seller's liabilities (other than Excluded Liabilities and the future obligations due with respect to the Lease Agreement and operating leases listed on Schedule 3.10(a)), over (y) the aggregate sum of Seller's (A) cash, plus (B) accounts receivable (to the extent collected within ninety days (90) following the Closing Date). The Closing Balance Sheet shall be prepared, and the Net Liability Amount shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing Seller's balance sheets as of September 30, 1998 (the "Latest Balance Sheet"); provided that (a) all proper accruals and reserves, if any, shall be recorded (including but not limited to vacation pay, customer rebate accruals, bad debt reserves and warranty expenses, taxes and utility charges prorated through the Closing Date), (b) no assets shall be included in excess of their realizable value, (c) to the extent that the Latest Balance Sheet was not prepared in accordance with generally accepted accounting principles (based upon authoritative accounting pronouncements and literature in effect on the Closing Date) and as a result the Net Liability Amount would otherwise be overstated as of the Closing Date, the Closing Balance Sheet shall be prepared and the Net Liability Amount shall be determined in accordance with generally accepted accounting principles as in effect on the Closing Date, and (d) all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount and all errors and omissions shall be corrected and all adjustments made.

         2.5 Holdings Stock Restrictions. All shares of Holdings Stock (as hereinafter defined) shall be unregistered and shall be subject to the restrictions, terms and conditions set forth in that certain Investment Agreement, dated of even date herewith, by and among the Purchasers and the Shareholders, substantially in the form attached hereto as Exhibit D, including but not limited to, a right of first refusal by Holdings. "Holdings Stock" shall mean (i) the shares of Holdings issued, granted, conveyed and delivered to Seller or its assignees pursuant to Section 2.1 hereof, and (ii) any and all other additional shares of capital stock of Holdings issued or delivered by Holdings with respect to the shares of Holdings Stock described in clause (i) hereof, including without limitation any shares of capital stock of Holdings issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                            SELLER AND SHAREHOLDERS

         As an inducement to Purchasers to enter into this Agreement, Seller and the Shareholders hereby, jointly and severally, represent and warrant to Purchasers as of the date hereof and as of the Closing Date that:

         3.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Seller is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as
Schedule 3.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The copies of the certificate of incorporation and by-laws of Seller which have been previously furnished to Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

         3.2 Subsidiaries. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

         3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and the Shareholders and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and the Shareholders shall each constitute, a valid and binding obligation of Seller and the Shareholders, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's certificate of incorporation, by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or the Shareholders are bound or affected or any law, statute, rule, regulation, judgement, order or decree to which Seller or the Shareholders are subject or by which any of the Purchased Assets are bound.

         3.4 Financial Statements. Seller has furnished Purchasers with copies of (a) its audited balance sheets as of September 30, 1998, September 30, 1997 and September 30, 1996 and the related audited financial statements for the periods then ended, (b) its unaudited balance sheet as of September 30, 1995 and the related unaudited financial statements for the fiscal year then ended, and (c) unaudited interim financial statements for the Seller as at and for the five-month period ended February 28, 1999 and six-month period ended March 31, 1999. Each of the foregoing financial statements has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein.

         3.5 Absence of Undisclosed Liabilities. As of the Closing (as defined in Section 8.1), Seller shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing or any errors in billing by Seller with respect to transactions or events occurring on or before the Closing or any post-retirement medical liabilities, except (a) liabilities and obligations with respect to post Closing Date actions taken by Purchaser or related to business of the Purchasers under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.8(b) hereof) and the Contracts Schedule and the Customer Contracts Schedule (as such terms are defined in Section 3.10 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Seller's Latest Balance Sheet, (c) liabilities and obligations which have arisen after the date of Seller's Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (d) those liabilities set forth in the "Other Liabilities Schedule" attached hereto as Schedule 3.5.

         3.6 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of Seller.

         3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, Seller has not:

              (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

              (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

              (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

              (d) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

              (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material trade secrets of Seller to any person including, without limitation, customer information and lists and information pertaining to Seller's "FLEX" products;

              (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except, in each case, in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, other than in the ordinary course of business;

              (g) made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $1,000, other than in the ordinary course of business;

              (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons, other than in the ordinary course of business;

              (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

              (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

              (k) made, or agreed to make, any charitable contributions or pledges, other than in the ordinary course of business;

              (l) made any purchase commitment of services or goods in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry;

              (m) failed to make any scheduled payment with respect to any debt agreements or instruments; or

              (n) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

         3.8 Title and Condition of Properties.

              (a) The Seller owns no real estate.

              (b) The lease described on the "Leases Schedule" attached hereto as Schedule 3.8(b) (the "Lease") is in full force and effect, and Seller (as indicated on such schedule) holds a valid and existing leasehold interest under such lease for the term set forth on the Leases Schedule. The lease described on the Leases Schedule constitutes the only lease under which Seller holds a leasehold interest in real estate. Seller has delivered to Purchasers complete and accurate copies of the lease described on the Leases Schedule, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchasers. Seller is not in default under such lease, and no other party to such lease has the right to terminate, accelerate performance under or otherwise modify such lease, including upon the giving of notice or the passage of time. To the best of Seller's knowledge, no third party to such lease is in default under such lease.

              (c) The real estate demised by the lease described on the Leases Schedule constitutes all of the real estate owned, used or occupied by Seller, and no other real estate is necessary for the conduct of the Business.

              (d) Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for leased equipment, for liens of current taxes not yet due and payable (which shall be pro-rated) and liens disclosed on the Latest Balance Sheet ("Permitted Encumbrances"), and all of such personal property is necessary or useful in the conduct of the Business. At the Closing, Seller shall sell, assign, transfer and convey to CBI by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

              (e) Seller's leased premises, machinery, equipment and other tangible assets are in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

              (f) To the best of Seller's knowledge, Seller is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations. Within the three years prior to the date of this Agreement, Seller has received no notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by Seller.

              (g) Except as set forth on Schedule 1.1(b), Seller's accounts receivable and notes receivable (i) are for services rendered in accordance with bonafide sales and are fully collectible in the amount set forth on
Schedule 1.1(b) from the applicable account debtor or note debtor, (ii) are not in any way contingent upon Seller's performance of any obligation or contract past or future, (iii) are not subject to any defense, offset, or counterclaim, deduction or discount, and (iv) are not disputed by the applicable account debtor or note debtor and are not past due.

              (h) The Purchased Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Purchasers as now being conducted. The Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). There are no assets or properties used in the operation of the Business and owned by any Person other than the Seller that will not be leased or licensed to the Purchasers under valid, current leases or license arrangements other than the name "Management Compensation Group/Healthcare" and rights related thereto. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         3.9 Tax Matters.

              (a) Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities

(collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings. The "Tax Matters Schedule" attached hereto as Schedule 3.9 sets forth the date or dates since the date of Seller's incorporation or organization through which the IRS or any foreign, state, local or other taxing authority has examined or is in the process of examining any foreign, state, local or other income tax or other returns of Seller. Except as set forth on the "Tax Matters Schedule", neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of Seller. There are no disputes pending, or claims asserted, for Taxes upon Seller. Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency. Except as set forth in the "Tax Matters Schedule", Seller has in effect no power of attorney or authorization to anyone to represent it with respect to any Taxes. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where Seller was not the common parent of the group. Seller is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. Seller has no liability for Taxes as a transferee of, or successor to, any other person. Seller has not filed a consent under Section 341(f) of the Code. Seller has provided to Purchasers or their representatives complete and correct copies of their respective federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after 1994. Except as disclosed in Schedule 3.9, there exists no proposed assessment against Seller or the Shareholders or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

              (b) All monies required to be withheld from employees, independent contractors, shareholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, if any, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

              (c) Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
Section 897(c)(1)(A)(ii). Seller has not acquired any United States real property interest, as defined in Code Section 897(c), from a foreign person without complying with the withholding requirements contained in Code Section 1445.

         3.10 Contracts and Commitments.

              (a) Except as set forth in Section 3.16 or in the "Contracts Schedule" attached hereto as Schedule 3.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.10(d), Seller is not a party to any:

                  (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements or contracts requiring Seller to pay post-retirement medical benefits;

                  (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                  (iii) mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

                  (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                  (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                  (vi) license or royalty agreement related to the Business;

                  (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                  (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (ix) contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

                  (x) other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                  (xi) contract which prohibits it from freely engaging in business anywhere in the world;

                  (xii) contract relating to the distribution of its products as it relates to the Business; or

                  (xiii) other agreements related to the Business whether or not entered into in the ordinary course of business.

              (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) no contract or commitment related to the Business has been breached in any respect or canceled by the other party, (ii) since September 30, 1998, no supplier of the Business has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement related to the Business to which Seller is a party and which is related to the Business; and (v) Seller is not a party to any contract which is adverse to the Business's operations, financial condition, operating results or business prospects.

              (c) Purchasers have been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

              (d) Except as indicated on the "Customer Contract Schedule" attached hereto as Schedule 3.10(d), (A) each contract agreement or lease with any customer or group of customers relating to the Business ("Customer Contracts") is valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to CBI without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies with all applicable laws, rules and regulations. Except as set forth in the Customer Contract Schedule, neither the Seller nor any Shareholder has any knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of Seller's business relationships with any customer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof.

         3.11 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller which are related to the Business or used by Seller in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business. Seller has taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller's knowledge, Seller's proprietary rights have not been infringed by any third parties.

         3.12 Litigation; Proceedings. Except as disclosed on the "Litigation Schedule" attached hereto as Schedule 3.12, there are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller or the Shareholders at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Except as set forth in
Schedule 3.12, within the three years preceding the date hereof, Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted. Notwithstanding anything else herein to the contrary, Seller has not received any opinion or legal advice from any legal counsel that any of its activities or conduct constitutes a basis for, or will expose the Seller to, liability, including liability for misrepresentations or false statements, concerning the cost, performance, tax treatment or results to be expected with respect to any of the plans or policies placed by Seller.

         3.13 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         3.14 Governmental Consent, etc.

              (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.14.

              (b) The Consents Schedule attached hereto as Schedule 3.14 sets forth all governmental approvals or third-party consents necessary for, or otherwise material to, the conduct of the Business, including but not limited to, all consents and assignments required to transfer all fees bonuses and commissions paid by insurance carriers, customers and brokers/dealers. All such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

         3.15 Employees. To the knowledge of the Seller and each Shareholder, except as set forth on Schedule 3.15, no key employee, nor group of Seller's employees related to the Business, has any plans to terminate employment with Seller and not continue employment with CBI. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the "Employees Schedule" attached hereto as
Schedule 3.15, Seller has no existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts with respect to the Business within the last five years. Neither the Seller nor any Shareholder has any reason to believe that the services of any of the present employees of Seller related to the Business will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

         3.16 Employee Benefit Plans.

              (a) The "Employee Benefits Schedule" attached hereto as Schedule 3.16, contains a list of each and every employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller and/or any corporation, partnership or other trade or business which is a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including Seller, under the provisions of Code Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") maintains, to which Seller or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of Seller or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of Seller or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided by Seller or any ERISA Affiliate to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). A true and correct copy of each of the Benefit Plans, including all amendments thereto, has been delivered to Purchasers. Except as set forth on the "Employee Benefits Schedule", neither the Seller nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions which would cause an increase in liability of Seller or Purchasers as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such Benefit Plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA and is intended to be a qualified plan under
Section 401(a) of the Code, has been amended to comply with current law, except for certain amendments for which the remedial amendment period allowed by Code
Section 401(b) has not expired; and each such plan has obtained a favorable determination letter with respect to the most recent amendment to such plan. Neither the Seller nor Shareholders are aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

              (b) Except as set forth in the "Employee Benefits Schedule", all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet. Neither Seller nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for (i) administration expenses, and
(ii) benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

              (c) There is no pending litigation or, to the best knowledge of Seller, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller or any ERISA Affiliate which allege violations of applicable state or federal law.

              (d) Each Benefit Plan is and has been in compliance with, and each such Plan is and has been operated in accordance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

              (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

              (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied.

              (g) Neither Seller nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan when due under applicable law, nor is Seller aware of any claim pending or overtly threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code.

              (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of Seller or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or Part 6 of Title I of ERISA, or as set forth in the Employee Benefit Schedule.

              (i) Seller and all of its ERISA Affiliates have complied with the requirements of Part 6 of Title I of ERISA and Code Section 4980B.

              (j) Neither Seller nor any ERISA Affiliate is in possession of any facts which would reasonably be expected to indicate to any prudent person that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

              (k) Except as set forth in the Employee Benefit Schedule, the transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of Seller or any ERISA Affiliate.

         3.17 Insurance. The "Insurance Schedule" attached hereto as Schedule
3.17 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets. The Seller has delivered to the Purchasers complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and Seller is not and never has been in default with respect to its obligations under any of such insurance policies. Such insurance coverage is customary for well insured entities engaged in similar lines of business.
During the three-year period ending on the date hereof, Seller has not ever been refused any insurance coverage for which it has applied or had any insurance policy canceled. The Seller shall provide tail coverage on its errors and omissions insurance policies listing Seller, Purchaser and the Shareholders as beneficiaries for a period of three (3) years from the date hereof to cover any claims following the Closing Date.

         3.18 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.18, no officer, director, shareholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business with Seller or has any interest in any property used by Seller.

         3.19 Compliance with Laws; Permits; Certain Operations.

              (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets or to which Seller may otherwise be subject, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.19(a). In particular, but without limiting the generality of the foregoing, Seller has not received a notice or charge asserting any violation, and neither the Seller nor the Shareholders have knowledge of any violation, of the Immigration Reform and Control Act of 1986, the Occupational

Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

              (b) Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.19(b). Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in violation of any such license, permit, certificate or authorization.

              (c) Seller and Shareholders represent that Seller has complied in all material respects with all laws and regulations with respect to life insurance policy illustrations and disclosures provided to customers by the Seller and its agents. Seller and Shareholders represent that Seller includes and has included all required disclosures and disclaimers with respect to illustrations in sales materials. As part of the sales process, Seller and its agents have represented to customers that the illustrations are based on assumptions, that any change in assumptions will affect future results, that actual results are determined by actual mortality and expense charges, that investment performance of the investment portfolios selected by the participant are not guaranteed, that a change in the investment return is inherent in the applicable policy and that the customer has the right to select the investment portfolio and change it in the future.

         3.20 Environmental Health and Safety.

              (a) To the knowledge of Seller and the Shareholders, Seller and its predecessors and affiliates has complied with, and is currently in compliance with all Environmental, Health and Safety Laws. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller, or to the knowledge of Seller and the Shareholders, against any of Seller's predecessors or affiliates, or, to the knowledge of Seller and the Shareholders, threatened against Seller, its predecessors or affiliates, alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. To the knowledge of Seller and the Shareholders, no condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws. Without limiting the generality of the preceding sentences, to the knowledge of Seller and the Shareholders, Seller and each of its predecessors and affiliates, has obtained and been in compliance, and is currently in compliance, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. For purposes hereof, "Extremely Hazardous Substance" means such term as set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended. For purposes hereof, "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health, and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Seller to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health or Safety Laws.

              (b) To the knowledge of Seller and each of the Shareholders, all properties and equipment used in the Business of the Seller, its predecessors and affiliates, have been free of asbestos, PCB's, methylene chloride, trichlorethylene, 1, 2 - trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances.

         3.21 Product and Warranty Claims; Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.21, Seller has no knowledge of and has not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use of, or related to, the products designed, sold, implemented, monitored or serviced by or on behalf of Seller related to the Business, which has resulted in any claim or notice that any such products do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products. Seller is covered against all damages, liability and expenses for any claims based upon products designed, sold, implemented, monitored or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which Seller has established good and sufficient reserves therefor on their books and records.

         3.22 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchasers of which the Seller or any officer, director or key employee of Seller is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or the Purchased Assets.

         3.23 Year 2000 Problem. Based on previous and ongoing internal reviews, Seller represents that the computer equipment and software used by Seller will function properly with respect to dates in the year 2000 and thereafter. Seller has requested information from third parties addressing any potential year 2000 issues with such third parties; however, Seller is not able to determine the extent to which such third parties, such as insurance companies and clients, may experience year 2000 issues.

         3.24 Customers. The Seller has delivered to Purchaser an accurate list (which is set forth on Schedule 3.24) of all customers of Seller, including any customers with respect to which any transactions are pending as of the date hereof.

         3.25 Closing Date. All of the representations and warranties of Seller and the Shareholders in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any certificate delivered to either Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers hereby represents and warrants to Seller as of the date hereof and as of the Closing Date that:

         4.1 Corporate Organization and Power. Each Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder.

         4.2 Authorization. The execution, delivery and performance by each Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of either Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by each Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with their respective terms.

         4.3 No Violation. Neither Purchaser is subject to or obligated under its respective certificate of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

         4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of each Purchaser's knowledge, threatened against or affecting such Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect such Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

         4.5 Issuance of Holdings Stock. The shares of Holdings Stock that are required to be issued by Holdings to the Seller pursuant to, and in accordance with, the terms and conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         4.6 Consents. No permit, consent, approval or authorization of, declaration to or filing with, any governmental or regulatory authority is required for the execution, delivery or performance of this agreement by Purchasers, except as have been or will be obtained on or before the Closing Date.

         4.7 Taxes. The Purchasers have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to such returns or pursuant to assessments received by Purchasers except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with generally accepted accounting principles or where the failure to file such tax returns and pay such taxes would not have a materially adverse effect on the Purchasers' businesses or properties, taken as a whole.

         4.8 Closing Date. All of the representations and warranties of each Purchaser contained in this Article 4 and elsewhere in this Agreement and all information delivered by Purchasers in any schedule, attachment or exhibit hereto or in any certificate delivered by Purchasers to Seller is true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date.

                                   ARTICLE 5

                           COVENANTS PRIOR TO CLOSING

         5.1 Affirmative Covenants. Prior to the Closing, Seller shall:

              (a) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice and as otherwise described in the Letter of Intent;

              (b) keep in full force and effect its corporate existence and all material rights, franchises and intellectual property;

              (c) use best efforts to retain its employees and sales agents, if any, and preserve its present business relationships and continue to compensate such employees and sales agents in accordance with past custom and practice;

              (d) maintain the Purchased Assets in good and customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; replace in accordance with past practice its inoperable, worn out and obsolete assets with assets of comparable quality; in the event of any casualty, loss or damage to any of the Purchased Assets prior to Closing, either repair or replace such assets with assets of comparable quality or, if Purchasers agree, transfer to CBI at Closing the proceeds of any insurance recovery with respect thereto;

              (e) maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the financial statements described in Section 3.4 hereof and file with the appropriate taxing authorities any and all returns required to be filed by them for the periods covered thereby;

              (f) permit Purchasers and their employees, agents, accounting and legal representatives and potential lenders and their representatives to have access to its books, records, invoices, contracts, leases, key personnel, independent accountants, property, facilities, equipment and other things reasonably related to the Business or the Purchased Assets;

              (g) use its best efforts to obtain all consents and approvals necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Purchasers' obligation to close to be satisfied;

              (h) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

              (i) promptly inform Purchasers in writing of any variances from the representations and warranties contained in Article 3 hereof; and

              (j) contribute to each Benefit Plan that is intended to be a qualified plan under Code Section 401(a) an amount sufficient to satisfy any benefit or expense obligation that will have accrued thereunder as of the Closing Date and as to which they have not, as of the Closing Date, made a full and complete contribution, whether or not the legal deadline for making a contribution has then yet arrived.

         5.2 Negative Covenants. Prior to the Closing, without the prior written consent of Purchasers, Seller shall not:

              (a) directly or indirectly (including through any agent, broker, finder or other third party), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, Seller as a whole, or the sale or other disposition of any of its shares of capital stock or any of the Purchased Assets (other than inventory in the ordinary course of business);

              (b) take or omit to take any action, or permit its affiliates to take or omit to take any action, which would reasonably be anticipated to have a material and adverse effect upon the Business or the Purchased Assets; or

              (c) declare, set aside, or pay any dividend, including but not limited to dividends to pay shareholder taxes, or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock.

                                   ARTICLE 6

                 CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE

         6.1 Conditions to Purchasers' Obligation. The obligation of Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

              (a) the representations and warranties set forth in Article 3 hereof shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement, without taking into account any disclosures made by Seller to Purchasers pursuant to Section 5.1(i) hereof;

              (b) Seller shall have performed all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

              (c) there shall have been no adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, taken as a whole, and there shall have been no casualty loss or damage to the Purchased Assets, taken as a whole, whether or not covered by insurance;

              (d) all consents by third parties that are required for the transfer of the Purchased Assets, including consents to receive renewals, and the Business to Purchasers as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Purchasers in their reasonable discretion;

              (e) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchasers, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

              (f) Purchasers shall have received from Seller's counsel, Sherman & Danielsen Ltd., an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to Purchasers and dated the Closing Date, in form and substance satisfactory to Purchasers;

              (g) not less than five (5) business days prior to the Closing Date, Seller shall have provided Purchasers at Seller's expense, with UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets, other than the Permitted Encumbrances. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters, other than Permitted Encumbrances, Seller shall have caused the same to be removed; provided, that, notwithstanding the foregoing, Seller shall cause the security interests, liens and claims of Equitable Insurance and Resource Trust Bank in, on or to any of Seller's assets to be terminated and released at or prior to the Closing;

              (h) all proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by Purchasers shall be satisfactory in form and substance to Purchasers and their counsel;

              (i) CBI and the landlord of the property located at 608 Second Avenue South, Suite 370, Minneapolis, Minnesota 55402 (the "Landlord") shall have entered into that certain Assignment of Lease regarding the lease of such property (the "Lease Assignment"), the form of which is attached hereto as Exhibit F;

              (j) each Purchaser's Board of Directors shall have approved the transaction contemplated hereby;

              (k) CBI and each Shareholder shall have entered into that certain Employment Contract applicable to such Shareholder in the form attached hereto as Exhibit G (1-9) (the "Employment Agreements");

              (l) Purchasers and each Shareholder shall have entered into the Investment Agreement;

              (m) Purchasers' existing lenders shall have consented to the transaction;

              (n) Gary Fink shall immediately following the Closing (i) pay CBI $600,000 for the obligations of Mr. Fink to Seller in respect of compensation advances purchased by Purchasers hereunder, and (ii) purchase artwork purchased by CBI hereunder having a book value on Seller's books of $800,000 listed on Exhibit H;

              (o) Robert Grant shall immediately following the Closing pay CBI $343,164 for the liabilities of Mr. Grant to the Seller in respect of compensation advances purchased by Purchasers hereunder;

              (p) Robert Erra shall immediately following the Closing pay CBI $177,040 for the liabilities of Mr. Erra to the Seller in respect of compensation advances, purchased by Purchasers hereunder;

              (q) David Bjork shall immediately following the Closing purchase artwork purchased by Purchasers hereunder having a book value on Seller's books of $50,000 listed on Exhibit H;

              (r) Seller and each Shareholder shall have entered into an agreement regarding the distribution of the Purchase Price to the Shareholders which is consistent with the summaries attached as Exhibit I (1- 9).

              (s) Seller and each Shareholder shall have entered into an agreement regarding the distribution of any and all tax liability as a result of entering into the transactions contemplated hereunder, which shall include a mutual release and a release of Purchasers, and evidence of such agreement shall be delivered to Purchasers.

              (t) Purchasers shall have obtained financing for the transaction in amounts and on terms satisfactory to Purchasers in their sole discretion; provided, however, Purchasers shall use their best efforts to obtain such financing and agrees that they shall not unreasonably reject otherwise acceptable financing terms;

              (u) Purchasers shall have concluded (through their accountants, counsel and other representatives) an investigation of the business, condition (financial and other), properties, assets, prospects, operations and affairs of the Seller and shall be satisfied, in their sole discretion, with the results thereof;

              (v) Seller shall have paid Michael Welsh, Mary Kay Zobava and Gary Aden (i) the deferred compensation amounts owed by Seller to such individuals in the aggregate amount of $2,685,353, and evidence of such payments shall be delivered to Purchasers and (ii) the amounts owed or which will be owed by Seller to Michael Welsh and Gary Aden pursuant to that certain Stock Purchase Agreement dated May 1, 1992, as amended by the First Amendment dated April 1, 1993, and Amendment Number Two dated November 1, 1996, by and among Seller, the Shareholders, Mary Kay (Martin) Zobava, Michael Welsh and Gary Aden and evidence of such payment, and cancellation and release by such individuals of their repurchase and compensation rights under such Stock Purchase Agreement shall be delivered to Purchasers

              (w) Seller and each of the Shareholders shall have entered into that certain Contingency Rollback Agreement in the form set forth in Exhibit M (the "Contingency Rollback Agreement")

Any conditions specified in this Section 6.1 may be waived by Purchasers; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchasers, except as otherwise provided in Section 10.3.

                                   ARTICLE 7

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

         7.1 Conditions to the Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

              (a) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

              (b) each Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

              (c) CBI and each Shareholder shall have entered into the Employment Agreement applicable to each Shareholder;

              (d) Seller shall have received from Purchasers' counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit J attached hereto, addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

              (e) all proceedings to be taken by Purchasers in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel.

Any condition specified in this Section 7.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller, except as otherwise provided in Section 10.3.

                                   ARTICLE 8

                              CLOSING TRANSACTIONS

         8.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller at Crown Plaza North Star, 618 Second Avenue South, Minneapolis, Minnesota 55402 at 10:00 a.m. local time on April 5, 1999, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         8.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 8.3.

         8.3 Closing Documents.

              (a) Seller and the Shareholders shall deliver to Purchasers at the Closing the following documents, duly executed by Seller and Shareholders where necessary to make them effective:

                  (i) an officer's certificate in the form set forth in Exhibit K attached hereto, stating that the preconditions specified in Section 6.1(a) through (v) have been satisfied;

                  (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                  (iii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to CBI good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

                  (iv) such estoppel certificates and assignment of Leases as Purchasers may reasonably request;

                  (v) certified copies of the resolutions duly adopted by the Board of Directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                  (vi) all of Seller's contracts and commitments, files, books, records and other data relating to the Business and the Purchased Assets;

                  (vii) copies of good standing certificates in all jurisdictions where the Seller is qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Seller to be so qualified;

                  (viii) a certificate of the Secretary of Seller, certifying as to the correctness and completeness of the Articles of Incorporation and Bylaws of Seller, as appropriate, and all amendments thereto;

                  (ix) the Lease Assignment;

                  (x) the Employment Agreements;

                  (xi) the Investment Agreement (together with an Investment Letter from each Shareholder);

                  (xii) the Contingency Rollback Agreement;

                  (xiii) an accounts payable listing and an accounts receivable listing as of the Closing Date, along with a listing of all outstanding checks; and

                  (xiv) such other documents or instruments as Purchasers may request to effect the transactions contemplated hereby.

              All of the foregoing documents in this Section 8.3(a) shall be reasonably satisfactory in form and substance to Purchasers and shall be dated the Closing Date.

              (b) Purchasers shall deliver to Seller and the Shareholders at the Closing the following items, duly executed by Purchasers where necessary to make them effective:

                  (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

                  (ii) the Common Stock Consideration;

                  (iii) the Promissory Note;

                  (iv) an officer's certificate in the form set forth as Exhibit L attached hereto, stating that the preconditions specified in
         Section 7.1 (a) through (d) hereof have been satisfied;

                  (v) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

                  (vi) the Lease Assignment;

                  (vii) the Employment Agreements;

                  (viii) the Investment Agreement;

                  (ix) the Contingency Rollback Agreement; and

                  (x) such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

              All of the foregoing documents in this Section 8.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

              (c) Purchasers, Seller and the escrow agent shall execute and deliver to one another at Closing the Escrow Agreement in the form set forth in Exhibit A.

         8.4 Possession. Simultaneously with the Closing, Seller shall take such steps as may be requisite or desirable to put Purchasers in actual possession and operating control of the Business and the Purchased Assets.

         8.5 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to CBI of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchasers shall assume no obligations or liabilities thereunder. Seller shall advise Purchasers promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchasers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller and the Shareholders shall cooperate with Purchasers in any reasonable arrangement designed by Purchasers to provide Purchasers with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchasers of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchasers, Seller shall act as an agent on behalf of Purchasers or as Purchasers shall otherwise reasonably require, in each case at Seller's cost. Seller agrees to continue its existence for fifty-one (51) weeks from the Closing Date.

                                   ARTICLE 9

                                INDEMNIFICATION

         9.1 Indemnification by Seller and Shareholders. Seller and the Shareholders, jointly and severally, agree to and shall indemnify in full Purchasers and their respective officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of
(a) any misrepresentation in any of the representations or breach of any of the warranties of Seller or the Shareholders contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (b) any breach of, or failure to perform, any agreement or covenant of Seller or the Shareholders contained in this Agreement or any of the Related Documents, or
(c) any matters disclosed on any schedule hereto (collectively, "Purchaser Losses"). In the event any Purchaser Indemnified Party incurs any Purchaser Losses, Purchasers, in addition to all other rights and remedies available to Purchasers, shall have the right to set off the amount of such Purchaser Losses against the amount of the Purchase Price which is held in escrow (the "Escrow Fund") pursuant to the Escrow Agreement. Notwithstanding anything to the contrary set forth in this Section 9.1, in the event that any Purchaser Indemnified Party incurs any Purchaser Losses as a direct result of a misrepresentation or breach of warranty in Section 3.5 ("Absence of Undisclosed Liabilities"), then (i) such Purchaser Indemnified Party shall first proceed against the Escrow Fund to the extent of the Escrow Fund, and thereafter against the Shareholders, and (ii) the indemnification obligation of any Shareholder with respect to such Purchaser Losses shall not exceed such Shareholder's Allocable Portion (as hereinafter defined) of such Purchaser Losses. For purposes of this Section 9.1, "Allocable Portion" means, with respect to any Shareholder at any point in time, that portion of a particular amount which, when expressed as a percentage, is equal to the percentage set forth next to such Shareholder's signature line on the applicable signature page of this Agreement.

         9.2 Indemnification by Purchasers. Purchasers, jointly and severally, agree to indemnify in full Seller (the "Seller Indemnified Party") and hold it harmless against any losses, loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Party may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchasers contained in this Agreement or in any of the Related Documents or (ii) any breach of, or failure to perform, any agreement of Purchasers contained in this Agreement or any of the Related Documents (collectively, "Seller Losses") (Purchaser Losses and Seller Losses shall collectively be referred to as the "Losses").

         9.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

              (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

              (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         9.4 Escrow Amount. Seller and Shareholders agree that in addition to any other rights or remedies available to Purchasers, Purchasers may draw upon the Escrow Account pursuant to the Escrow Agreement, including, without limitation, (i) any of the obligations of Seller and Shareholders or any of them under Section 9.1 of this Agreement and (ii) any amount due from Seller or the Shareholders in connection with the final determination of the Net Liability Amount.

                                   ARTICLE 10

                                  TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

              (a) by mutual written consent of Purchasers and Seller;

              (b) by either Purchasers or Seller if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

              (c) by either Purchasers or Seller if the transactions contemplated hereby have not been consummated by April 30, 1999; provided, that neither Purchasers nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

         10.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Purchasers, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 11.7. In the event that Purchasers fail to close the transaction contemplated hereby other than for the reasons set forth in Sections 10.1(a) - (c), Purchasers shall promptly pay Seller $250,000 as liquidated damages for such failure to close.

         10.3 Effect of Closing. Seller and Purchasers shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in
Article 6 or 7 unless such waiver is made in writing.

                                   ARTICLE 11

                             ADDITIONAL AGREEMENTS

         11.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchasers or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of Purchasers or Seller, the knowledge of any of Purchasers' or Seller's officers, directors, shareholders, employees or agents, or the acceptance by Purchasers or any Seller of any certificate or opinion.

         11.2 Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchasers on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         11.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchasers and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

         11.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

         11.5 Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchasers may reasonably request to effect, consummate, confirm or evidence the transfer to Purchasers of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchasers (or their designees) in preserving or perfecting their rights in the Purchased Assets.

         11.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchasers after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

         11.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it reasonably designated by Seller as confidential, and Purchasers shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information and materials regarding Purchasers and their affiliates, reasonably designated as confidential by Purchasers. If the transactions contemplated by this Agreement are consummated, Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchasers all such materials in their possession.

         11.8 Non-Compete; Non-Solicitation.

              (a) Although it is understood among the parties that Seller desires to no longer engage in business operations similar to that of the Business, as an additional inducement to Purchasers to enter into and to perform their obligations under this Agreement, Seller agree that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), Seller shall not in the United States or in any foreign country in which Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of selling and distributing products similar to those of the Business.

              (b) Seller agrees that for a period of five (5) years after the Closing, it shall not directly or indirectly offer employment to or hire any current or future employee or sales agent of Seller without the prior written consent of Purchasers.

              (c) If, at the time of enforcement of this Section 11.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

              (d) Seller recognizes and affirms that in the event of breach by it of any of the provisions of this Section 11.8 money damages would be inadequate and neither Purchasers nor Seller would have any adequate remedy at law. Accordingly, Seller and Purchasers agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 11.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 11.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 11.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller of any of the provisions of this Section 11.8, the running of the Non-Competition Period, but not of Seller's obligations under this Section 11.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         11.9 Specific Performance. Seller and the Shareholders acknowledge that the Business and the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Agreement by Seller or the Shareholders, money damages would be inadequate and Purchasers would have no adequate remedy at law. Accordingly, Seller and the Shareholders agree, jointly and severally, that Purchasers shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and Seller's and the Shareholders' obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

         11.10 Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Seller or the officers and directors of Seller, at any time after the Closing Date shall be immediately turned over to Purchasers by such parties. Seller shall cooperate with Purchasers, and take such actions as Purchasers reasonably request, to assure that customers of the Business send their remittances directly to Purchasers, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchasers.

         11.11 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchasers agree to use their respective best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

         11.12 Employees and Agents of Seller.

              (a) Effective as of the Closing Date, all employees of the Seller will be offered employment by CBI as of the Closing Date and those individuals that accept employment with CBI (the "Transferees") shall become employees of CBI, except that any employee of Seller who is absent from employment on the Closing Date due to a leave of absence shall not become an employee of CBI until he or she returns to active employment without restrictions or with only such restrictions as are required to be accommodated under applicable law. Except as expressly set forth in the Employment Agreement for Donald C. Wegmiller CBI shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any Transferee. Further, it is expressly agreed that neither Purchaser is bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans (except as set forth in Section

11.12(a)), which may currently exist for any of Seller's employees. All such offers of employment shall be on the terms and conditions established by CBI and shall be contingent upon employment commencing with CBI only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with CBI from accepting such employment or agency relationship with CBI.

              (b) Assumed Employee Benefit Plans. As of the Closing Date, CBI shall assume sponsorship of the
         A. _____________________________________________ [Pension Plan];
         B. _____________________________________________ [401K Plan];
         C. MCG/Healthcare Flexible Benefits Plan, as restated effective October 1, 1997;
         D. _____________________________________________ [Medical Plan];
         E. _____________________________________________ [Medical Reimbursement
            Plan];
         F. _____________________________________________ [Salary Continuation
            Plan]; and
         G. _____________________________________________ [Prudential Keyman
            Insurance Policies]

(collectively, the "Assumed Benefit Plans"). Seller, the Shareholders and Purchasers agree:

                  (i) that Seller will use its best efforts to obtain the consents of insurers, third party administrators, record keepers, trustees and other parties involved in the Assumed Benefit Plans to continuing all contracts, agreements and fee and premium arrangements with respect to such plans;

                  (ii) that Seller shall remain liable for all contributions, costs and premiums relating to the maintenance and administration of the Assumed Benefit Plans prior to the Closing Date and CBI shall be liable for all contributions and expenses relating to the maintenance and administration of the Assumed Benefit Plans after the Closing Date;

                  (iii) that Seller shall promptly reimburse Purchasers for claims under self-insured employee welfare benefit plans of Seller's employees incurred but not reported prior to the Closing Date;

                  (iv) that Seller shall make any contributions due and pay any liabilities accrued as of the Closing Date under any Assumed Benefit Plan on the Closing Date and provide evidence thereof to Purchasers;

                  (v) that all documents and records concerning the Assumed Benefit Plans shall be transferred to the Purchasers, provided that Purchasers shall allow Seller reasonable access to such documents and records for purposes of governmental audits relating to periods on or prior to the Closing Date and for other issues which arise with respect to the period of Seller's sponsorship of such plans;

                  (vi) CBI will assume and perform Seller's obligations to former employees under Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code for periods from and after the Closing Date as if Seller had continued the Assumed Benefit Plans subject to such statutes; and

                  (vii) that nothing in this Section 11.12(b) shall be construed to require the continuation of any employee benefit plan by Purchasers for any definite period of time after the Closing Date, except as otherwise provided by law.

                                   ARTICLE 12

                                 MISCELLANEOUS

         12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller and Shareholders only if such amendment or waiver is set forth in a writing executed by Seller and Shareholders and that any such amendment or waiver shall be binding upon Purchasers only if such amendment or waiver is set forth in a writing executed by Purchasers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         12.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchasers shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

         Notices to Seller & Shareholders

                           Phynque, Inc., d/b/a Management
                           Compensation Group/Healthcare
                           608 Second Avenue
                           Suite 370
                           Minneapolis, Minnesota 55402
                           Attention:  Don Wegmiller, Partner President
                           Phone:     (612) 337-1115
                           Fax:       (612) 339-2569
         with a copy to:

                           Sherman & Danielsen, Ltd.
                           Two Carlson Parkway
                           Suite 245
                           Plymouth, Minnesota 55447
                           Attention:   Kirk Sherman
                                        Robert Danielsen
                           Phone:   (612) 745-7845
                           Fax:         (612) 745-0794

         Notices to Purchasers

                           Clark/Bardes, Inc.
                           2121 San Jacinto Street, Suite 2200
                           Dallas, Texas  75201
                           Attention:  Mel G. Todd, President
                           Phone:  (214) 871-8717
                           Fax:     (214) 871-7690

         with a copy to:

                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                           Chicago, Illinois   60601
                           Attention: Stanley B. Block, Esq.
                                         Lane R. Moyer, Esq.
                           Phone:     (312) 609-7500
                           Fax:       (312) 609-5005

         12.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller and Shareholders shall be assignable by Seller and Shareholders without the prior written consent of Purchasers. Either Purchaser may assign its interest under this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future; provided each Purchaser unconditionally guarantees to Seller and the Shareholders at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.

         12.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         12.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

         12.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         12.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         12.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way including, without limitation any term sheet.

         12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

         12.10 Governing Law. The internal law, not the law of conflicts, of the State of Texas shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         12.11 Remedies Cumulative. Except as set forth in Section 9.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.


PURCHASERS:                           CLARK/BARDES, INC.

                                      By:  /s/ W.T. WAMBERG
                                         ---------------------------------------
                                      Its:
                                          --------------------------------------


                                      CLARK/BARDES HOLDINGS, INC.

                                      By: /s/ W.T. WAMBERG
                                         ---------------------------------------
                                      Its:
                                          --------------------------------------


SELLER:                               PHYNQUE, INC., d/b/a MANAGEMENT
                                      COMPENSATION GROUP/HEALTHCARE

                                      By: /s/ DONALD C. WEGMILLER
                                         ---------------------------------------
                                      Its: President
                                          --------------------------------------

SHAREHOLDERS:

                            /s/ GARY C. FINK
                            --------------------------                    51.93%
                            Gary C. Fink

                            Address:



                            /s/ DONALD C. WEGMILLER
                            --------------------------                    21.93%
                            Donald C. Wegmiller

                            Address:



                            /s/ ROBERT H. GRANT
                            --------------------------                     8.56%
                            Robert H. Grant

                            Address:



                            /s/ ROBERT J. ERRA
                            --------------------------                     4.30%
                            Robert J. Erra

                            Address:



                            /s/ PAMELA J. WOODRUFF
                            --------------------------                     2.19%
                            Pamela J. Woodruff

                            Address:



                            /s/ DAVID A. BJORK
                            --------------------------                     3.05%
                            David A. Bjork

                            Address:

                            /s/ JAMES C. NELSON
                            --------------------------                     2.92%
                            James C. Nelson

                            Address:



                            /s/ TONI L. PETERSON
                            --------------------------                     2.74%
                            Toni L. Peterson

                            Address:



                            /s/ M. JED STILLMAN
                            --------------------------                     2.38%
                            M. Jed Stillman

                            Address:




                            Total                                           100%